Exhibit 99.1

Shift4 Payments Announces Results of Consent Solicitation Relating to its 4.625% Senior

Notes Due 2026

ALLENTOWN, PA., March 17, 2022 – Shift4 Payments, Inc. and its subsidiaries today announced that it has received the requisite consents to approve amendments to the indenture (the “Indenture”) governing the $450.0 million aggregate principal amount of 4.625% Senior Notes due 2026 (the “Notes”) to allow for the repurchase of capital stock as part of the Market Capitalization exception currently included (the “Amendment”), all as set forth in (and subject to other terms and conditions described in) the consent solicitation statement, dated as of March 11, 2022 (the “Consent Solicitation Statement”).

The Company will make a cash payment (the “Consent Payment”) of $10.00 per $1,000 in aggregate principal amount of Notes to each holder who held such Notes as of 5:00 p.m., New York City time, on March 10, 2022 and validly delivered (and did not validly revoke) a duly executed consent at or prior to 5:00 p.m., New York City time, on March 17, 2022 in accordance with the terms and conditions set forth in the Consent Solicitation Statement. The Company expects the Consent Payment to be paid on March 18, 2022.

In connection with receiving the requisite consents, on March 16, 2022, the Company, the Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) executed and delivered a Fourth Supplemental Indenture with respect to the Indenture (the “Supplemental Indenture” and such time, the “Effective Time”). Pursuant to the terms of the Supplemental Indenture, the Amendment became effective at the Effective Time, and binds every holder of Notes. Although the Supplemental Indenture became effective upon the execution by the Company, the guarantors thereto, and the Trustee, the Amendment will not become operative and will have no effect until and unless the payment of the Consent Payment is made in accordance with the terms and conditions set forth in the Consent Solicitation Statement.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security.

About Shift4

Shift4 (NYSE: FOUR) is boldly redefining commerce by simplifying complex payments ecosystems across the world. As the leader in commerce-enabling technology, Shift4 powers billions of transactions annually for hundreds of thousands of businesses in virtually every industry. For more information, visit www.shift4.com.

Contacts

Investor Relations:

Thomas McCrohan

EVP, Strategy and Investor Relations

Shift4

(484) 735-0779

investors@shift4.com

Media:

Nate Hirshberg

Vice President, Marketing

Shift4

nhirshberg@shift4.com